Exhibit 5.2

1000 Jackson Street 419.241.9000 Toledo, Ohio 43604-5573 419.241.6894 fax ________________________________________ www.slk-law.com

December 7, 2010

Cooper-Standard Automotive Inc.

39550 Orchard Hill Place Drive

Novi, Michigan 48375

Ladies and Gentlemen:

We have acted as special Ohio counsel to Cooper-Standard Automotive, Inc. (the “Company”), Cooper-Standard Automotive OH, LLC, an Ohio limited liability company (“LLC”), and CSA Services Inc., an Ohio corporation (“CSA” and, together with LLC, the “Guarantors”; the Company and Guarantors may also be collectively referred to as the “Ohio Companies”), in connection with the Company’s offer to exchange up to $450,000,000 in aggregate principal amount of its new 8  1/2% Senior Notes due 2018 (the “Exchange Notes”), which are being registered under the Securities Act of 1933, as amended, for a like principal amount of its 8  1/2% Senior Notes due 2018 (the “Outstanding Notes”) pursuant to the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission on December 7, 2010. Pursuant to the Indenture (as defined below), the Outstanding Notes are, and the Exchange Notes will be, unconditionally guaranteed, jointly and severally, on the terms and subject to the conditions set forth in the Indenture (the “Outstanding Note Guarantees” and the “Exchange Note Guarantees,” respectively). This opinion is rendered to you as Ohio counsel upon the request of the Company and the Guarantors pursuant to Securities and Exchange Commission Regulation S-K Item 601, Exhibit 5.

I.	Documents Reviewed

In rendering the opinions set forth herein, we have examined reproductions of executed originals, of only:

1.	The Indenture dated as of May 11, 2010 by and between CSA Escrow Corporation, as issuer, and U.S. Bank National Association, as Trustee, pursuant to which certain Exchange Notes were issued (the “Indenture”), and the Supplemental Indenture thereto dated as of May 27, 2010 (the “Supplemental Indenture”).

2.	The articles of incorporation/organization, as amended to date, of each Ohio Company, each certified by the Ohio Secretary of State (as to each Ohio Company, its “Articles”), and the code of regulations or operating agreement, as amended to date, of each Ohio Company (the “Code of Regulations” or “Operating Agreement,” as applicable to each Ohio Company).

3.	A certificate dated as of a recent date from the Secretary of State of Ohio as to the: (a) good standing, for the Company and CSA, and (b) full force and effectiveness for LLC (as to each Ohio Company, its “Good Standing Certificate”).

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December 7, 2010

4.	The corporate proceedings of the Company dated May 5, 2010, and the corporate or company proceedings of CSA and LLC dated May 10, 2010, relating to the subject matter hereof, together in each case with a Secretary’s Certificate dated November 29, 2010 that the foregoing proceedings have not been modified or rescinded and remain in full force and effect, and certifying as to certain other factual matters.

5.	The delivery cross-receipt dated May 11, 2010.

II.	Assumptions; Covered Law

In rendering our opinion as to valid existence and good standing of each of the Ohio Companies, we have relied upon the Good Standing Certificates.

In connection with our opinions expressed herein, we have assumed (a) that all natural persons executing documents had sufficient legal capacity to do so; (b) that all original documents reviewed by us are accurate and complete and that all documents reviewed by us as copies conform in all respects to authentic original documents; (c) the genuineness of all signatures, and (d) that all documents and records obtained from governmental authorities or officials are accurate, complete and authentic.

The opinions expressed in this Opinion Letter are limited to the law of the State of Ohio as presently in effect.

III.	Opinions

Based upon and subject to the foregoing assumptions contained in this opinion letter, we are of the opinion that:

1.	Each of the Company and CSA is validly existing as a corporation in good standing under the laws of the State of Ohio. LLC is validly existing as a limited liability company in full force and effect under the laws of the State of Ohio.

2.	The Company has the corporate power and authority to execute and deliver the Exchange Notes and perform its obligations thereunder.

3.	CSA has the corporate power and authority, and LLC has the company power and authority, to execute and deliver the Exchange Note Guarantees and perform its respective obligations thereunder.

4.	The Exchange Note Guarantees, including the execution and delivery thereof, have been duly authorized by each Guarantor, the Indenture has been authorized, executed and delivered by each of the Company and each Guarantor, and the Exchange Notes, including the execution and delivery thereof, have been duly authorized by the Company.

IV.	Qualification and Consent

This Opinion Letter speaks only as of the date hereof, we have no responsibility or obligation to update this Opinion Letter, to consider its applicability or correctness to any person other than its addressee, or to take into account changes in law, facts or any other developments of which we may later become aware.

December 7, 2010

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Furthermore, Fried, Frank, Harris, Shriver & Jacobson LLP may rely on this opinion, as if it were addressed to them, in rendering their opinion that is being filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

Shumaker, Loop & Kendrick, LLP